EXHIBIT 11

               Computation of Pro Forma Net Loss Per Common Share
                     (In thousands, except per share data)


                                        Year Ended December 31,
                                 --------------------------------------
                                   1997           1998           1999
                                 --------------------------------------
Net Loss ................        $(9,064)       $(11,907)     $(13,318)
                                 ======================================
Basic and diluted
weighted-average
shares outstanding ......          9,405           9,556         10,678
                                 ======================================

Basic and diluted net
loss per share ..........        $ (0.96)       $  (1.25)     $  (1.25)
                                 ======================================